Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of April 12, 2013 (the “Effective Date”), by and between MAX COMMUNICATING RESOURCES, INC., a California corporation (“Seller”), and The Place Media, LLC, a Nevada limited liability company (“Buyer”). Buyer and Seller shall hereinafter individually be referred to as a “Party” and collectively be referred to as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the operation of a division entitled The Place Media, related to the production and distribution of magazines and online publications under the series “The Place — The Insider's Guides to Southern California (Los Angeles, Orange County and San Diego)”(the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, certain assets owned by Seller in connection with the Business on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements hereinafter set forth, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.     Purchase and Sale of Assets.

1.1     Purchase and Sale of Purchased Assets. On the Closing Date, Seller shall sell, transfer, deliver, convey and assign to Buyer, and Buyer shall purchase, acquire, and accept from Seller, upon the terms and conditions stated herein, all of Seller’s right, title and interest in and to all of the assets used in or relating to the Business, unless specifically defined herein as an Excluded Asset (the “Purchased Assets”), including for clarity those assets set forth on Exhibit A attached hereto, wherever located, free and clear of all liens. To the extent any Purchased Asset cannot be conveyed, the right to receive full use and benefit of such Purchased Asset shall be conveyed.

1.2     Excluded Assets. Notwithstanding any term herein to the contrary, Seller is not selling, assigning, transferring, or delivering to Buyer, and Buyer is not purchasing, accepting, or acquiring from Seller, any personal items of Seller (such as art, office paintings, personal office chair, etc.) and any other assets that are specifically set forth in Schedule 1.2 attached hereto.

2.     Purchase Price.

2.1     Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be One Million Dollars ($1,000,000.00), subject to the terms and conditions set forth herein, including the Purchase Price adjustment provisions contained in Section 2.2. The Purchase Price shall be paid by Buyer to Seller as follows:

1

(a)     The payment of One Hundred Forty Thousand Dollars ($140,000.00) (the “Initial Cash Consideration”) at Closing by wire transfer of immediately available funds to such account as shall have been designated by Seller prior to Closing.

(b)     The payment of Sixty Thousand Dollars ($60,000.00) payable at the rate of $5,000.00 per calendar month commencing with the calendar month following the month in which the Closing Date (as hereafter defined) occurs. The monthly payments of the amounts under this Section 2.1(b) shall be made on the fifth (5th) day of each calendar month.

(c)     The balance of Eight Hundred Thousand Dollars ($800,000.00) to be paid by a promissory note, payable over a seven (7) year period following the Closing Date, in the form of the promissory note and amortization schedule attached hereto as Exhibit B and incorporated herein by this reference (the “Promissory Note”). The parties acknowledge and understand that the Promissory Note sets forth certain provisions pursuant to which the Promissory Note shall be subject to certain adjustments based upon the performance of the Business after the Closing Date. Except as expressly provided in the Promissory Note, the Promissory Note shall not be subject to any offset and/or deduction.

2.2     Purchase Price Adjustment.

(a)     The Purchase Price shall be adjusted by the difference between (i) the 2012 AR/AP Amount (as defined below) and (ii) the Closing AR/AP Amount (as defined below). If the 2012 AR/AP Amount exceeds the Closing AR/AP Amount, the Purchase Price shall be decreased by the difference between the 2012 AR/AP Amount and the Closing AR/AP Amount. If the Closing AR/AP Amount exceeds the 2012 AR/AP Amount, the Purchase Price shall be increased by the difference between the 2012 AR/AP Amount and the Closing AR/AP Amount.

(b)     For purposes of this Section 2.2, the following terms are hereby defined:

(i)     The “2012 AR” shall be the amount of the accounts receivable of the Business as of December 31, 2012, exclusive of the accounts receivable attributable to Legoland.

(ii)     The “2012 AP” shall be the amount of the accounts payable of the Business as of December 31, 2012, exclusive of the accounts payable to Michael Maxsenti (“Maxsenti”) and JAC Printing.

(iii)     The “2012 AR/AP Amount” shall be an amount equal to the 2012 AR minus the 2012 AP.

(iv)     The “2012 AR and AP Financial Statements” shall be the financial statements for the Business setting forth the 2012 AR and 2012 AP.

(v)     The “Closing AR” shall be the amount of the accounts receivable of the Business as of the Closing Date.

2

(vi)     The “Closing AP” shall be the amount of the accounts payable of the Business as of the Closing Date, exclusive of the accounts payable to Maxsenti and JAC Printing.

(vii)      The “Closing AR/AP Amount” shall be an amount equal to the Closing AR minus the Closing AP.

(c)     The Parties acknowledge and agree that the 2012 AR, 2012 AP and 2012 AR/AP Amount are as set forth in Schedule 2.2(c) attached hereto and by this reference incorporated herein, which Schedule 2.2(c) shall be confirmed by mutual agreement.

(d)     Within the sixty (60)-day period following the Closing Date, Buyer shall cause to be prepared and delivered to Seller financial information setting forth the Closing AR, Closing AP and the Closing AR/AP Amount (the “Closing AR and AP Information”). The Closing AR and AP Information shall be prepared using the same accounting methods, policies, practices and procedures with consistent classifications and estimation methodologies as were used in the preparation of the 2012 AR and AP Financial Statements. The Buyer shall provide Seller with access to all information on which the Buyer reasonably and materially relied, and actually used, in the preparation of the Closing AR and AP Information.

(e)     Seller shall have the right within thirty (30) days of receipt of the Closing AR and Closing AP, to dispute the Buyer’s determination of the Closing AR, Closing AP and Closing AR/AP Amount. In the event Seller fails to deliver written notice of such dispute to Buyer within such thirty (30) day period then Buyer’s calculation of the Closing AR/ AP Amount shall be conclusive and binding upon the parties. If Seller does timely deliver such dispute notice then the Seller and the Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after Buyer’s receipt of the dispute notice from Seller. If the parties are unable to resolve any disputes relating to the Closing AR and Closing AP within such thirty (30) day period, then such disagreements shall be submitted for final and binding resolution to a neutral and non-interested nationally recognized accounting firm or a financial advisor mutually selected by the Buyer and Seller (the “Accounting Arbitrator”) to resolve such disagreements. The determination of the Accounting Arbitrator shall be limited to the determination of the Closing AR, Closing AP and the Closing AR/AP Amount. The Closing AR/AP Amount, as determined by the Accounting Arbitrator, will be conclusive and binding upon the Parties. If the parties fail to agree upon and appoint an Accounting Arbitrator then the appointment shall be made by the Presiding Judge of the Superior Court of Orange County, or if he or she refused to act, then by a judge having jurisdiction over the parties. Neither party will consult with such Accounting Arbitrator as to his or her opinion of the Closing AR and AP Information prior to their appointment.

(f)     The Accounting Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees and expenses of the Accounting Arbitrator for its work performed pursuant to this Section shall be borne by the Seller; provided, however, in the event the Accounting Arbitrator determines that the Buyer’s calculation of the Closing AR, Closing AP or Closing AR/AP Amount was overstated or understated by more than three percent 3% then the fees and expenses of the Accounting Arbitrator shall be borne by Buyer.

3

(g)     After the Closing AR and AP Amount is finally determined pursuant to this Section 2.2: (i) If the Closing AR/AP Amount exceeds the 2012 AR/AP Amount, the principal balance of the Promissory Note shall be increased by the amount of such excess with such excess being paid at the maturity date of the Promissory Note, or (ii) if the Closing AR/AP Amount is less than the 2012 AR/AP Amount, the principal balance of the Promissory Note shall be decreased by the amount of such excess with such excess being deducted from the last amounts to be paid at the maturity date of the Promissory Note.

(h)     Subject to this Section 2.2(h), Buyer shall have the benefit of pre-payments relating to work to be performed after the Closing. For purposes of this Section 2.2, the Parties acknowledge and agree that (i) the Business has received approximately $87,000 in prepaid amounts from Legoland and Universal Studios Hollywood, and (ii) such prepaid amounts have been used to pay certain accounts payable of the Business. The Parties agree that to the extent that prepaid amounts of the Business are used to pay accounts payable between January 1, 2013 and the Closing, Buyer shall not receive a separate credit for the prepaid amounts to the extent such credits are captured in the AR/AP adjustment described in subsections 2.2(a) and (g); provided, that severance payments, bonuses, commissions and other payments by Seller to employees and consultants of Seller made subsequent to the calculation of the 2012 AR/ AP Financial Statements and on or before the Closing Date, which are made in addition to salary and commissions made in the ordinary course, shall not be deemed accounts payable for purposes of this Section 2.2(h). Any such amount used to pay accounts receivable shall be set forth on Schedule 2.2(h) hereto.

2.3     Purchase Price Allocation. The Purchase Price shall be allocated among the Acquired Assets as set forth on Schedule 2.3 attached hereto. Seller and Buyer agree that the allocation will bind them for federal, state, local, and foreign income tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by them on any tax returns or reports they file or prepare. The Parties shall not initiate or take any position inconsistent with such allocation in connection with any tax audit or other proceeding.

2.4     Limitation on Setoff. After the Closing, Buyer's right against Seller for any claims arising under this Agreement shall be limited to the amounts required to be paid by Buyer under the Promissory Note; provided, however, that any such right (a) shall be based upon the actual Losses incurred by Buyer directly as a result of an event enumerated in Section 8.2 (Indemnity by Seller) (and shall not include any consequential or punitive damages) and shall be subject to the indemnification cap contained in Section 8.4; and (b) any claim relating to revenue loss on the part of Buyer shall first be applied against the express setoff provided in Section 1 of the Promissory Note (with the express understanding of the parties that the Buyer shall not be entitled to recover for revenue loss both (i) as a result of claims for Losses made pursuant to Section 8.2 hereof, and (ii) pursuant to the express setoff provision contained in Section 1 of the Promissory Note.

3.      Assumption of Specified Liabilities.

3.1     No Assumption of Liabilities Unless Expressly Assumed. Except as specifically provided in Section 3.2 below, Buyer does not assume and shall not have any duty or obligation with respect to any liability, duty, contract, agreement, or obligation of Seller, including without limitation, any bills, invoices and liabilities that are owing and payable as of the Closing Date and any and all lines of credit established in the name of the Seller existing as of the Closing Date.

4

3.2     Specification of Liabilities Assumed. On the Closing Date, Buyer shall assume and agree to perform, discharge and otherwise satisfy when and as due, whether arising before or after the Closing Date, (a) all liabilities under the agreements, contracts, arrangements, purchase orders, leases, trade payables, and other executory contracts and obligations of Seller which are listed on Schedule 5.11 of this Agreement (the “Assumed Contracts”); or (b) other than any Accounts Payable to Maxsenti and JAC Printing, all accounts payable of the Business or the ownership or use of the Purchased Assets (together with the Assumed Contracts, the “Assumed Liabilities”).

4.     Closing Date.

4.1     Closing Date. The Parties shall use their best efforts to consummate the closing of the transactions contemplated hereby (the “Closing”) on the date of this Agreement or as quickly thereafter as reasonably practicable (the “Closing Date”) subject to the satisfaction of the closing conditions. The Closing shall be held on the Closing Date at the office of Buyer at 19200 Von Karman, 6th Floor, Irvine, California.

4.2     Date of Transfer. It is the intent of the Parties that the Purchased Assets be transferred to Buyer effective as of 11:59 p.m. on the Closing Date. Further, the Assumed Liabilities shall be transferred to and assumed by Buyer effective as of 11:59 p.m. on the Closing Date.

4.3     Seller’s Closing Deliveries. In connection with and at the time of the Closing, Seller shall deliver to Buyer the following:

(a)     Deliverable Documents. The following, duly executed by Seller or Maxsenti as provided herein:

(i)     All applicable schedules accompanying this Agreement.

(ii)     A bill of sale (the “Bill of Sale”) relating to the Purchased Assets in the form attached hereto as Exhibit C and by this reference incorporated herein.

(iii)     An assignment and assumption of the Assumed Contracts (the “Assumption Agreement”) executed by Seller and Buyer in the form attached hereto as Exhibit D and by this reference incorporated herein.

(iv)     A consultant agreement between Maxsenti and Buyer as described in Section 4.8(e) below.

(v)     A non-competition agreement between Maxsenti and Buyer as described in Section 4.7(c) below.

5

(vi)     To facilitate banking and other transition matters between the two companies, (A) a power of attorney executed by Seller in the form attached hereto as Exhibit E and by this reference incorporated herein as reasonably required to enable Buyer to take valid receipt, deposit and assume ownership of the Business' accounts receivable collected in the ordinary course of business after the Closing Date (including, without limitation, amounts made payable to The Max Company received in connection of the operation of the Business) and (B) a signed statement of abandonment relating to the following fictitious business name registered in Seller’s name with the County of Orange: “The Place Media Group” (Registration Number 20106245364).

(b)     Purchased Assets. Full possession of the Purchased Assets, as set forth in this Agreement.

4.4     Buyer’s Closing Deliveries. In connection with and at the time of the Closing, Buyer shall deliver to Seller:

(a)     Executed copies of each of the documents listed in Section 4.3(a), to the extent that Buyer is a party to such document.

(b)     The Initial Cash Consideration and the Promissory Note.

(c)     A guaranty in the form of Exhibit F attached hereto and by this reference incorporated herein (the “Guaranty”) executed by Global Vision Holdings, Inc., a Nevada Corporation (“Parent”) of the obligations of Buyer under this Agreement, the Promissory Note, the Non-competition Agreement, the Consultant Agreement and any and all of the other obligations of Buyer in connection with the transaction contemplated under this Agreement.

4.5     Cancellation of Agreement.

(a)     In the event that the Closing does not occur at the time and in the manner provided in this Agreement due to Buyer failing to purchase the Property when it is obligated to do so under the terms of this Agreement (“Buyer’s Default”), Seller shall have the right to cancel this Agreement by written notice to Buyer.

(b)     In the event that the Closing does not occur at the time and in the manner provided in this Agreement due to the material failure of Seller to comply with any of its obligations under this Agreement and that failure is not cured within five (5) days after written notice from Buyer (“Seller Default”), Buyer shall have the right to cancel this Agreement by written notice to Seller.

(c)     Upon any cancellation of this Agreement, all instruments and documents previously delivered to the Parties shall be returned to the Parties who deposited the same.

4.6     Closing Costs. Buyer and Seller shall each pay their own legal fees and other incidental expenses incurred in connection with the transaction contemplated by this Agreement.

4.7     Mutual Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller and Buyer to consummate the transactions contemplated hereunder are conditioned upon the following:

6

(a)     Representations and Warranties. The other Party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date.

(b)     Delivery. As of the Closing Date, the other Party shall have tendered all deliveries required hereunder to be made at Closing.

(c)     Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against any Party that would: (i) prevent such Party from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer by Seller prior to the Closing, materially and adversely affect the operation or value of the Business.

4.8     Conditions to Buyer’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Buyer to consummate the transactions contemplated hereunder are conditioned upon the following:

(a)     No Material Adverse Effect. No change, development, event or condition with respect to Seller, the Business, the Purchased Assets or the Assumed Liabilities shall have occurred that (individually or in the aggregate) has had, or could be reasonably expected to have, a Material Adverse Effect.

(b)     Third Party Consents. Seller shall have obtained all authorizations, consents and approvals and given all notices set forth on Schedule 5.7(d), and such authorizations, consents, approvals and notices shall be in full force and effect, and in the case of notices, all applicable notice periods shall have expired after giving of such notice.

(c)     Completion of Due Diligence. Buyer shall have completed its due diligence review relating to the Seller and the Purchase Assets to its satisfaction, determined in its sole direction; and

(d)     Power of Attorney; Fictitious Names. (i) A power of attorney or similar mechanism shall have been effected to allow Buyer to take valid receipt, deposit and assume ownership of accounts receivable collected in the ordinary course during the transition period following the Closing, including those made payable to “The Max Company”; and (ii) a signed statement of abandonment relating to the following fictitious business name registered in Seller’s name with the County of Orange: “The Place Media Group” (Registration Number 20106245364; together, the “Fictitious Names”) and any related documents that may be needed to facilitate the transition to Buyer’s registration of these fictitious names as promptly as practicable after the Closing.

(e)     Consultant Agreement. At the Closing, Maxsenti and Buyer shall enter into a consultant agreement in the form attached hereto as Exhibit G (the “Consultant Agreement”) and by this reference incorporated herein pursuant to which, among other things, Maxsenti shall agree to be a consultant to Buyer based upon the following terms:

7

(i)     During the term of the Consultant Agreement which shall be for a one year period following the Closing Date (“Consultant Agreement Term”), Maxsenti shall make himself available, when given reasonable notice, to assist to the extent necessary to complete the transition of the Business, up to a maximum of fifty (50) hours during the Consultant Agreement Term.

(f)     Non-competition Agreement. At the Closing, Maxsenti and Buyer shall enter into a standalone non-competition agreement in the form attached hereto as Exhibit H (the “Non-competition Agreement”), pursuant to which Maxsenti shall agree not to compete with the Buyer, the Business or the business related to the Purchased Assets for a period of two years following the end of the term of the Consultant Agreement and for such longer period, if applicable, for which Seller is eligible to receive commissions or accelerated payments as provided in the Promissory Note.

(g)     Board Approval. The board of directors of Buyer and Parent shall have approved the transactions contemplated hereby.

4.9     Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon the following:

(a)     Board and Shareholder Approval. The board of directors of Seller and the sole shareholder of Seller shall have approved the transactions contemplated hereby.

5.     Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer as of the date hereof.

5.1     Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all necessary power and authority to own or use its property that it now uses and to carry on its business as it is now being conducted.

5.2     Authorization; Validity. The execution and delivery of this Agreement and all other documents, agreements and instruments contemplated by this Agreement, including without limitation the Non-competition Agreement, the Consulting Agreement and the Promissory Note (together the “Transaction Documents”), Seller’s performance of the Transaction Documents and the transactions contemplated thereby have been duly authorized by the requisite action on the part of Seller. The Transaction Documents signed by Seller and all other obligations of the Seller contemplated thereunder are legal, valid and binding obligations of Seller, duly enforceable against Seller according to their respective terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

5.3     Capitalization; No Subsidiaries.

(a)     Michael A. Maxsenti (“Shareholder”) is the sole shareholder of Seller. Shareholder owns all right, title and interest in and to his capital stock of Seller, which has been legally and validly issued. No options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, dispose of or restrict the transfer of any of the capital stock of Seller are authorized or outstanding, or have ever been authorized or outstanding.

8

(b)     No part of Seller’s Business is or has been conducted in or through a subsidiary or other Affiliate of Seller.

5.4     Financial Statements; Reports

(a)     True and complete copies of the financial statements of Seller setting forth the balance sheet, income statement and statement of cash flows of Seller for the year ended December 31, 2012 (the “Financial Statements”) are set forth on Schedule 5.4(a). The Financial Statements were prepared from the books and records of Seller, and the balance sheets of Seller included in the Financial Statements fairly present, in all material respects, the 2012 AR, the 2012 AP, financial position of Seller as of the dates thereof and the statements of income, stockholders’ equity and cash flows of Seller included in the Financial Statements fairly present, in all material respects, the results of income, and cash flows, as the case may be, of Seller for the periods set forth therein (subject, in the case of unaudited statements, to normal year end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles.

(b)     Seller has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) and no existing or past act, omission, fact or circumstance has resulted in, or could reasonably be expected to result in any such obligation or liability, which are not reflected or adequately reserved against on the balance sheet dated as of December 31, 2012 included in the Financial Statements other than such indebtedness, obligations or liabilities as were incurred in the ordinary course of business consistent with past practices since December 31, 2012 and which will be repaid or discharged prior to the Closing.

5.5     [Intentionally Omitted]

5.6     Absence of Certain Changes; Conduct of Business. Since December 31, 2012, there has not been any act or omission or change with respect to the Purchased Assets, Seller or its business other than in the ordinary course of business and, without limiting the generality of the foregoing, with respect to Seller there has not been any change, development, event or condition that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect (whether or not such damage, destruction, loss, change, development, event or condition would be reflected in Seller’s financial statements).

5.7     No Violation or Conflict from Execution, Delivery or Performance of this Agreement. The execution, delivery and/or performance by Seller of this Agreement and the Transaction Documents does not and will not with the passage of time or the giving of notice or both:

(a)     Violate, conflict with, constitute a default of, require any consent, notice or payment under, or permit a termination of, or create or impose any lien upon Seller or any of its assets or liabilities, under: (i) any term or provision of Seller’s articles of incorporation, bylaws or any other governing agreements, instruments or other documents of Seller; (ii) any of the Assumed Contracts or other lease or agreement to which Seller is a party, subject or bound or to which Seller or any of its assets are subject or bound; (iii) any permit, judgment, decree, ruling or order of any governmental authority to which Seller or any of its assets or its Business are subject or bound; or (iv) any Applicable Law;

9

(b)     Create, or cause the acceleration of the maturity of, any of Seller’s liabilities or obligations;

(c)     Cause Seller not to have all of the rights, titles and interests that Seller currently has, unaltered and unimpaired, in and to any of its assets; or

(d)     Except as set forth in Schedule 5.7(d), require any consent, approval, order or authorization of, or notice, registration, declaration or filing to or with any Governmental Authority or other third party or Person by or on behalf of Seller.

5.8     Taxes. Except as set forth in Schedule 5.8: (a) all returns of every nature of Taxes required to be filed by Seller have been timely and otherwise properly filed, and no extensions of time in which to file any such returns are in effect; (b) Seller has paid and satisfied on or before their respective due dates (including any applicable extensions timely made) all Taxes for periods covered by such returns; (c) all Taxes and other amounts that Seller is or was required by Applicable Law to withhold or collect have been duly withheld and collected and have been paid over to the proper Governmental Authorities in accordance with Applicable Law; (d) there are no liens for Taxes on any of Seller’s assets except for any lien imposed by Applicable Law for property Taxes for the current Tax period that are not yet due and payable; (e) no audit of the returns of Seller’s Taxes is currently being conducted, or to Seller’s knowledge, threatened; (f) Seller has not received from any Governmental Authority with jurisdiction or other authority as to Taxes either a notice that it intends to conduct any other audit of returns of Taxes or any request for information with respect to Taxes; (g) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any return of Taxes of Seller for any period; (h) there are no outstanding requests by Seller for rulings from any Governmental Authority with respect to Taxes; (i) Seller has no special Tax status granted by any Governmental Authority or Applicable Law as to any of its assets; and (j) Seller has no liability with respect to Taxes that would affect in any way whatsoever Buyer’s right, title, and interest in or Buyer’s right to use or enjoy (free and clear of any lien, other than Permitted Liens) any Purchased Asset, any Assumed Liability or any aspect of Seller’s Business acquired by Buyer pursuant to this Agreement.

5.9     Purchased Assets.

(a)     Title. Seller owns all right, title and interest in and to the Purchased Assets (except in the case of leased property included in the Purchased Assets, as indicated on Schedule 5.9(b) and Schedule 5.9(c), Seller has a valid leasehold interest in such property) free and clear of all Liens other than Permitted Liens, and at the Closing, the Purchased Assets will be sold, assigned, transferred, conveyed, and delivered to Buyer free and clear of all Liens other than Permitted Liens.

10

(b)     Real Property. Seller does not own any real property. Schedule 5.9(b) describes the oral rental agreement for real property being occupied by Seller , and except as set forth in Schedule 5.9(b), Seller does not lease or rent any real property. Seller has provided Buyer with a true, complete and correct copy of the Lease. The Lease is in full force and effect according to its terms and there are no outstanding defaults by Seller thereunder (nor to the Knowledge of Seller are any of the other parties thereto in default).

(c)     Personal Property. Schedule 5.9(c) sets forth a list of all equipment, furniture, inventory and other personal property owned or leased by Seller that have a value of over $1,250 and that are used in, or relate to, the operation of the Business (the “Personal Property”) and indicates which items of Personal Property are owned and which items of Personal Property are leased. Seller has good and valid title to all Personal Property included in the Purchased Assets used by it in connection with the Business and free and clear of all encumbrances. All leases of tangible Personal Property of which Seller is the lessee or obligor are in full force and effect according to their terms and there are no outstanding defaults by Seller thereunder (nor to the Knowledge of Seller are any of the other parties thereto in default). Seller has provided Buyer with true, complete and correct copies of all leases for equipment and Personal Property.

(d)     Sufficiency of Seller’s Assets. Seller owns and has good title to each of the Purchased Assets, free and clear of all Encumbrances other than Permitted Liens. The Purchased Assets constitute all of the property used in or necessary for Buyer to conduct the Business from and after the Closing without interruption and in the ordinary course as it has been conducted by Seller prior to the Closing and consistent with the Seller’s past practices.

5.10     Intellectual Property. Schedule 5.10 lists: (i) all patents, registered copyrights, trademarks, service marks, tradenames and logos, domain names, websites, business methods, product design specifications, computer software and programs (other than off-the-shelf software that has a purchase price of less than $2,500 per application), and all other items of Intellectual Property, in each case that are used in Seller’s business; (ii) all licenses or other agreements (including amendments and other modifications) relating to Seller’s use or license of technology, know-how, processes or Intellectual Property (excluding off-the-shelf computer software that has a purchase price of less than $2,500 per application) owned by others (the “Intellectual Property Licenses”), in each case that are used in Seller’s Business, and (iii) all licenses or other agreements relating to the use or license by third parties of Intellectual Property owned (or licensed) by Seller. Except as set forth in Schedule 5.10, (x) Seller owns all right, title and interest, free and clear of all payment obligations (except as set forth in the Intellectual Property Licenses) and Liens (except for Permitted Liens), in and to, or has the sole and exclusive right to use, all Intellectual Property (and Schedule 5.10 indicates whether each is owned or, if not, the basis on which Seller has its rights), (y) no Person has challenged or, to Seller’s Knowledge, threatened to challenge the validity of, Seller’s rights to, any of the Intellectual Property or Intellectual Property Licenses; and (z) to Seller’s Knowledge, no act or omission by Seller violates, infringes or misappropriates, or has violated, infringed or misappropriated, any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual property right of any other person.

5.11     Assumed Contracts. Schedule 5.11 contains a complete and accurate list of the Assumed Contracts. A complete and accurate copy of each Assumed Contract has been provided to Buyer. Schedule 5.11 includes a summary of each oral Assumed Contract that is oral in nature. Any Assumed Contract that was responsible for over $50,000 of income to the Business in 2012, or is expected to do so in 2013, has been identified in Schedule 5.11.

11

5.12     Status. (a) Seller has not assigned any of its rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) the Lease or any of the Assumed Contracts or Intellectual Property Licenses; (b) no act or event has occurred (and Seller has not received any notice asserting that any act or omission has occurred) that, with notice or lapse of time or both or other action required to be taken by the other party as a prerequisite to exercising its rights, would constitute a material breach or material default under any of the Lease or Intellectual Property Licenses by Seller, or to the Seller’s Knowledge, any other party; (c) no act or event has occurred (and Seller has not received any notice asserting that any act or omission has occurred) that, with notice or lapse of time or both or other action required to be taken by the other party as a prerequisite to exercising its rights, would constitute a breach or default under any of the Assumed Contracts by Seller, or to the Seller’s Knowledge, any other party; (d) Seller has not received any notice that any party to any of the Lease, Assumed Contracts or Intellectual Property Licenses is subject to any bankruptcy, insolvency or similar proceeding; (e) there is no outstanding notice of termination, cancellation, amendment or other change in connection with any of the Lease, Assumed Contracts or Intellectual Property Licenses, and neither Seller nor, to Seller’s Knowledge, any other party currently contemplates any termination, cancellation, amendment or other change to any of the Lease, Assumed Contracts or Intellectual Property Licenses; (f) each of the Lease, Assumed Contracts and Intellectual Property Licenses is the valid and binding agreement of Seller and, to the Seller’s knowledge, the other party(ies) to it, in full force and effect and enforceable in accordance with its terms, and no party to any of the Lease, Assumed Contracts or Intellectual Property Licenses has given Seller notice that any provision of such Lease, Assumed Contract or Intellectual Property License is unenforceable in whole or in part or that it does not intend to comply with any provision of it; (g) to Seller’s knowledge, neither the execution, delivery or performance of any of the Lease, Assumed Contracts or Intellectual Property Licenses violated, violates or will violate any Applicable Law; and (h) none of the Lease, any Assumed Contract or any Intellectual Property License requires Seller to maintain any performance bond, letter of credit or other security arrangement.

5.13     [Intentionally Omitted]

5.14     Litigation. Except as set forth on Schedule 5.14, Seller: (a) is not (and since December 31, 2008 has not been) engaged in, a party to, subject to or, to Seller’s Knowledge, threatened with any claim, controversy, legal or equitable action or other proceeding (whether as plaintiff, defendant or otherwise and in no such matter has Seller’s insurer asserted a reservation of rights); and (b) is not (and since December 31, 2008 has not been) a party to or subject to any judgment, order, or decree.

5.15     Compliance with Applicable Law.

(a)     Seller is and has been in material compliance with all Applicable Laws, including those involving employment or privacy matters, and Seller has not received any notices of non-compliance, fines or other form of censure from any Governmental Authority.

12

(b)     Seller and its employees have (and have had) all material Permits and professional licenses required to conduct the business of Seller as currently conducted, and Seller and its employees are (and have been) in compliance in all material respects with each such Permit, license and predecessor permits and licenses.

5.16     Employee Matters.

(a)     Compliant Terminations. As of the effectiveness of the Closing, the Seller shall have no employees or consultants other than Michael Maxsenti. On or prior to the Closing Date, Seller shall have terminated all of the employees and consultants of the Business and shall be responsible for compliance with all Applicable Laws respecting the termination of such employees and consultants (including those employees to whom Buyer offers employment following the Closing) with respect to the Business.

(b)     Basic Information. Schedule 5.16(b) lists each employee or consultant of Seller that provided services to Seller subsequent to December 31, 2012, specifying each employee’s or consultant’s title or job description, date on which the employee or consultant ceased providing services to Seller, and the current rate of compensation for each such employee or consultant at the time of termination. Schedule 5.16(b) shall include a list of all severance payments, retention and other bonuses, commissions, and other forms of compensation made to each employee or consultant listed on Schedule 5.16(b) (in each case outside of regular, annual salary) that were actually paid or promised during the twelve month period prior immediately prior to the Closing.

(c)     No Acceleration. The execution, delivery or performance of this Agreement and the Transaction Documents will neither: (i) entitle any person to severance pay or other compensation under any employment arrangement; nor (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due under any employment arrangement.

(d)     No Representation Regarding Post-Closing Employment. As of the date of the execution of this Agreement and as of the Closing Date, the Seller has not made any representation or promise, written or oral, to any of its employees concerning employment by Buyer after the Closing except as otherwise authorized by Buyer.

5.17     Customers. Schedule 5.17 sets forth the name of Seller’s ten (10) largest clients (in terms of revenue paid to Seller), measured over the twelve (12) consecutive month period ended December 31, 2012. Since December 31, 2012, no material adverse change has occurred in the business relationship between Seller and any of its clients listed in Schedule 5.17. Except as described in Schedule 5.12, since December 31, 2012, there has been no change, amendment, modification or termination of the agreements and relationships between Seller and any of its clients, nor has there been, and to Seller’s knowledge there is not threatened, a material adverse change to the dollar amount of residual payments payable to Seller pursuant to its agreements and relationships with any of its clients. Without limiting the foregoing, no such top client has given Seller notice that it is subject to any bankruptcy, insolvency or similar proceeding and, to Seller’s knowledge, no such proceeding, whether instituted by the client or supplier, as applicable, or any other party, is pending or threatened nor has any act or omission occurred that makes such proceeding likely.

13

5.18     [Intentionally Omitted]

5.19     Interested Transactions. Except as set forth in Schedule 5.19, none of Seller, the Shareholder of any employee of Seller, any of their spouses or children, or any trust or other entity for the benefit of the foregoing, (i) is a party to any contract or agreement with Seller, (ii) owns directly or indirectly, in whole or in part, any property that Seller uses or otherwise has rights in respect of in connection with the Business, or (iii) has any direct or indirect interest in any competitor, supplier, or customer of the Business or in any Person from whom or to whom the Seller leases real or personal property.

5.20     Brokerage and Finders’ Fees. Seller has not engaged any investment banker, broker, finder, or similar agent for the transactions this Agreement contemplates which might give right to any brokerage fee, finder’s fee, commission or similar liability.

5.21     Acknowledgment. The Parties acknowledge and understand that certain potential claims may exist based upon interactions between Buyer, representatives of Buyer, employees of Seller and other third parties prior to the Closing. Nothing in any of the representations shall be deemed to be a representation by Seller as to any potential claims relating to such interactions.

6.      Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller as of the date hereof:

6.1     Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all necessary power and authority to own or use its property that it now owns or uses and to carry on its business as it is now being conducted.

6.2     Authorization and Validity. Buyer has the requisite power and is duly authorized to execute, deliver and perform its obligations under this Agreement. This Agreement and all other obligations of the Buyer hereunder are legal, valid and binding obligations of Buyer, duly enforceable against Buyer according to their respective terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

6.3     Access, Investigation. The Buyer acknowledges and agrees that: (a) it is familiar with the business affairs of Seller and has been afforded access to the records of Seller upon request; (b) it has had the full and complete opportunity to discuss and negotiate the purchase price for the Purchased Assets and (c) Seller has not made any oral or written representations or warranties to the Buyer (except as set forth in this Agreement and the Transaction Documents) in connection with the transaction.

6.4     Brokerage and Finder’s Fees. Buyer has not engaged any investment banker, broker, finder, or similar agent for the transactions this Agreement contemplates which might give right to any brokerage fee, finder’s fee, commission or similar liability.

14

6.5     Statement as to Knowledge. As of the Closing, Glen W. Carnes has no knowledge that any of Seller’s representations or warranties contained in Section 5 is false. For purposes of the preceding sentence, Mr. Carnes shall be deemed to have “knowledge” of a particular fact or other matter if he is actually aware of such fact or other matter.

7.     Covenants of the Parties.

7.1     No Prorations. Except as provided in Section 2.2, the Parties acknowledge that there shall be no proration of any revenues and/or expenses relating to the Business.

7.2     Employee Matters.

On or prior to the Closing Date, Seller shall terminate all of the employees and consultants of the Business and shall be responsible for compliance with all Laws respecting the termination of such employees and consultants (including those employees and consultants to whom Purchaser offers employment following the Closing). Seller shall be responsible for all costs associated with such employee and consultant departures, and such costs shall not be eligible for inclusion on Schedule 2.2(h) (i.e., such costs shall not be considered accounts receivable for purposes of Section 2.2(h) of this Agreement). Effective as of the Closing Date, Buyer may offer employment to some or all of Seller’s employees of the Business who are actively at work immediately prior to the Closing Date, subject to Buyer's right to terminate any such employees at any time and for any reason in its sole discretion. It is specifically understood that: (A) Buyer shall have no obligation to hire any of Seller’s employees; and (B) no rights or entitlements shall vest in favor of any third party (including any of Seller’s employees) by virtue of this Agreement or the transactions contemplated hereby. The parties acknowledge and understand that certain potential claims may exist based upon interactions between Buyer, representatives of Buyer, employees of Seller and other third parties prior to the Closing. The Parties agree that neither Party shall have contractual liability to the other Party with respect to such potential claims as a result of this Agreement.

7.3     Public Announcements. Following the Closing, Buyer and Seller will make an announcement regarding the transaction contemplated by this Agreement in a mutually agreed upon form. Except for such agreed upon announcement, each Party shall not, without the prior written consent of the other Party, make any public announcement regarding this Agreement or the transactions contemplated thereby; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities. Notwithstanding the foregoing, no Party will be prevented at any time from disclosing any information that is publicly available, from furnishing any legally required information to any governmental body or from complying with that Party’s legal obligations, provided that it gives reasonable advance notice of such action to the other Party.

15

7.4     Non-Disparagement. At all times following the Closing Date, neither Seller, on the one hand, nor the Buyer, on the other, shall make or solicit or encourage others to make or solicit, directly or indirectly, any derogatory or negative statement or communication about: (a) the Buyer or (b) Seller or any of businesses, products, services or activities of the foregoing; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process nor shall it prevent any Party from exercising its, his or her rights or remedies hereunder. The Parties intend that the provisions of this Section be enforced to the fullest extent permissible under the applicable law applied in each jurisdiction in which enforcement is sought. If any provision of this Section, or any part thereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the applicable provision shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of the applicable provision in the jurisdiction of such court.

7.5     Assumed Obligations. Buyer shall pay, perform and discharge when due the Assumed Contracts and Assumed Liabilities.

7.6     Certain Accounts Payable Payments. Notwithstanding any other provision herein, Seller agrees to pay the invoices totaling $25,296.25 set forth under Schedule 7.6 within two business days of the Closing, which amounts shall be excluded from the calculation of the Closing AP, the Closing AR/AP Amount, and the AR/AP purchase price adjustment contemplated by Sections 2.2(a) and (g) hereof.

7.7     Transition Matters.

(a)     Within one business day after the Closing, Seller will notify the United States Postal Service of a permanent business address change, effective the first business day after the Closing, such that commencing on such effective date, all mail relating to the Business will be automatically forwarded to the Buyer at Buyer’s address set forth in Section 10.1 (or such other address as Buyer may provide to Seller in writing). The Parties will cooperate and work together in good faith to ensure that, as soon as reasonably practicable after the Closing, more formal notifications or other arrangements are made with Seller’s customers, vendors, etc. relating to the change in ownership of the Business.

(b)     In addition to signing and delivering the statement of abandonment relating to the following fictitious business name registered in Seller’s name with the County of Orange: “The Place Media Group” (Registration Number 20106245364), Seller shall sign any related documents and take any further cooperative actions that may be reasonably required in order to facilitate the Buyer’s registration of these fictitious names as promptly as practicable after the Closing and the Buyer’s deposit of checks made out to the Business after the Closing.

8.     Survival and Indemnification; Remedies.

8.1     Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of Seller and Buyer shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter. The covenants and agreements of the Parties contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely. The survival periods set forth herein are in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations.

16

8.2     Indemnity by Seller. Seller hereby agrees to indemnify and to hold Buyer harmless from and against any and all injuries, losses, expenses, fees, penalties, demands, claims, actions, causes of action, judgments, assessments, damages, obligations, liabilities and costs, including all costs incurred in connection with any claim for indemnification hereunder (e.g., legal fees, accounting fees and all other costs of investigation), of every nature and description (collectively, “Losses”), and shall pay purchaser on demand the full amount of any such losses relating to, arising out of, or resulting from (i) any material inaccuracy in any representation, or the breach of any warranty, covenant or other agreement, made by Seller in connection with this agreement or any related agreement; (ii) any failure by Seller duly to perform or observe any term, provision or covenant in this agreement or any related agreement; (iii) any damages or liabilities related to employment and independent contractor related matters arising from actions prior to the Closing; (iv) obligations for taxes related to the Business or the Purchased Assets accruing or due from periods prior to the Closing; (v) any debt or obligation related to the line of credit issued to the Max Communicating Resources Company prior to the Closing; and (vi) any matter or thing, or any state of fact or condition, relating to Seller or the conduct of the business (other than the assumed liabilities) arising or relating to the period prior to the Closing, including without limitation, any of Seller’s obligations to its creditors for which Buyer may become responsible as a matter of law (but excluding any matters to the extent attributable to the acts or omissions of Buyer prior to the Closing for which Buyer shall indemnify Seller under Section 8.3 below); and (viii) any excluded liabilities. This indemnification shall apply to all of Seller’s liabilities or obligations arising or relating to the period prior to the Closing, whether or not known as of the closing, whether or not asserted prior to the closing, whether or not the circumstances giving rise to such indemnification continue following the Closing, whether or not a breach of any representation, warranty or covenant herein, if Buyer would become liable for any such matters by operation of law or otherwise. Notwithstanding any provision in this Section 8.2 to the contrary, Seller shall have no obligation to indemnify, defend or hold harmless Buyer from and against any claims described in Section 5.21 of this Agreement.

8.3     Indemnity By Buyer. Buyer hereby agrees to indemnify and to hold Seller harmless from and against any and all Losses of any kind or nature whatsoever, and shall pay Seller on demand the full amount of any such Losses relating to, arising out of or resulting from: (i) any inaccuracy in any representation, or the breach of any warranty, covenant or other agreement made by Buyer in this Agreement; (ii) any failure by Buyer duly to perform or observe any term, provision, covenant or agreement hereof or contained herein to be performed or observed by Buyer , including, without limitation, any failure by Buyer to satisfy the Assumed Liabilities after the Closing (iii) any matter or thing relating to the conduct of Buyer's business after the Closing, except for any event, transaction, condition, occurrence or situation arising out of, relating to, or resulting or continuing from the period prior to the Closing, or for which Seller is obligated to indemnify Buyer hereunder; and (iv) any of the Assumed Liabilities. Notwithstanding any provision in this Section 8.3 to the contrary, Buyer shall have no obligation to indemnify, defend or hold harmless Seller from and against any claims described in Section 5.21 of this Agreement.

8.4     EXCLUSIVE REMEDY. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT, FROM AND AFTER THE CLOSING, THE FOREGOING INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF BUYER AND SELLER WITH RESPECT TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE LIABILITY OF SELLER UNDER THIS ARTICLE 8 EXCEED $200,000 IN THE AGGREGATE, AND PROVIDED FURTHER, THAT THE NOTE IS SUBJECT TO CERTAIN POTENTIAL OFFSETS AS SET FORTH THEREIN.

17

9.      Certain Definitions.

The following terms (in the singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, “control” (including the concept of “control” when used in the terms “controlled by” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Law” means each applicable provision of any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any court or Governmental Authority or common law or any consent decree or settlement agreement entered into with any Governmental Authority.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Government Authority” means any foreign, federal, state or local legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body.

“Material Adverse Effect” means a material negative impact having an impact of more than $25,000 upon (a) the business, operations, assets, liabilities, financial condition, operating results, or customer, supplier or employee relations of Seller, including as a result of a change in Applicable Law, or (b) the ability of Seller or Shareholder to consummate the transactions contemplated hereby or perform its or his obligations hereunder.

“Intellectual Property” means (a) all past and present copyrights, registered or unregistered; (b) trademarks, service marks, trade dress, trade names, and logos, which are federally registered, state registered, unregistered, and any common law rights attaching thereto, including branding, corporate and fictitious names, DBAs, the names and/or trademarks “The Place” and variations thereof, as well as all goodwill generated by and associated therewith; (c) domain names and websites, Facebook and Twitter accounts; (d) product design, and specifications; (e) computer software and programs; (f) trade secrets and other confidential or proprietary information, including client lists and contacts; (g) research and development, data, formulas, know-how, business methodologies, price lists, market studies, business plans, customer and supplier lists, sales ,marketing and promotional literature and related materials, and advertising and marketing concepts; (h) any patents, patent applications, and other inventions, including all processes, software, machines, systems, manufactures, products, and compositions of matter, and any other invention, whether patentable or not, and any continuing rights deriving therefrom, including continuation patents and applications, continuation-in-part patents and applications, divisional patents and applications, reissue patents and applications, and other patents and applications, and any foreign counterpart patents and applications; (i) all non-privileged digital and paper files and data, documents, passwords and work product related to the Business, whether for clients or administrative purposes, whether existing on computer hard drives or cloud services, and (j) all other intellectual property rights of any kind that Seller owns or uses in its business and all statutory or common law protection obtained or obtainable thereon; as well as all licenses or other agreements (including amendments and other modifications) relating to Seller’s use or license of technology, know-how, processes or the Intellectual Property; in each case which are related to the conduct, business and operations of Seller.

18

“Knowledge”: The Shareholder shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)     the Shareholder is actually aware of such fact or other matter; or

(b)     the Shareholder would have had knowledge of such fact following reasonable inquiry (without consulting his employees), if under the circumstances a reasonable person would have determined such inquiry was required or appropriate in the normal course of fulfilling such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter only if the Shareholder of the Company has Knowledge of such fact or other matter.

“Lien” means any mortgage, deed to secure debt, security interest, lien, pledge, encumbrance, adverse claim, easement, conditional sale or title retention agreement, or defect in title of any kind whatsoever.

“Permit” means (a) any license, permit, authorization or certificate issued by a Governmental Authority and (b) any registration, certification, sponsorship or other qualification required for Seller to conduct its business.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on Seller’s books with respect thereto; and (b) Liens imposed by applicable Law and incurred in the ordinary course of Seller’s business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like

“Person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any Governmental Authority.

“Tax” or “Taxes” means each or all, as applicable, taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns) and all deficiency assessments, additions to tax, penalties and interest.

19

10.     Miscellaneous Provisions.

10.1     Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given: (a) upon receipt, if delivered personally or via courier, (b) upon confirmation of receipt, if given by facsimile, and (c) on the third (3rd) business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

If to the Seller:	MAX COMMUNICATING RESOURCES, INC.
1400 Quail Street, Suite 138
Newport Beach, CA 92660
Attention: Mr. Michael Maxsenti, President

With a copy to:	Newmeyer & Dillion, LLP
895 Dove Street, Suite 500
Newport Beach, CA 92660
Attention: Jon J. Janecek Esq.

If to the Buyer:	The Place Media LLC
19200 Von Karman Avenue, 6th Floor
Irvine, CA 92612
Attention: Mr. Glen Carnes, CEO

With a copy to:	McKinlay Law Group
2600 Michelson Drive, Suite 830
Irvine, CA 92612
Attention: Lance A. McKinlay, Esq.

Any Party may, by notice given in accordance with this Section to the other Parties, designate another address or person for receipt of notices hereunder.

10.2     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be awarded by the court or arbitrator.

10.3     Brokers. Each Party hereby represents and warrants that it has not engaged or dealt with any broker, finder or other agent in connection with entry into this Agreement or the transactions contemplated hereby. Buyer and Seller each hereby indemnify and hold each other harmless from and against all costs, expenses or liabilities (including, without limitation, attorneys’ fees and court costs, whether or not taxable and whether or not any action is prosecuted to judgment) incurred by the indemnified Party in connection with any claim or demand by any person or entity for any broker's, finder's or other commission or fee in connection with the indemnifying Party's entry into this Agreement and the transactions contemplated hereby.

20

10.4     Entire Agreement. Subject to Section 10.4(a) below, this Agreement (including the Exhibits and Schedules hereto) contains the entire agreement of the Parties with respect to the sale of the Purchased Assets and related transactions, and supersedes all prior agreements written or oral with respect to such transactions.

(a)     The Parties acknowledge and agree that Seller and Versant are parties to that certain letter agreement dated as of January 28, 2013. Notwithstanding any provision to the contrary in this Agreement, the parties acknowledge and agree that the following provisions from such letter agreement remain in effect: (i) Section 2.1 of Part II; and (ii) Section 2.2 of Part II.

10.5     Waivers and Amendments; Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity, except as otherwise specified herein. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

10.6     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder, may be assigned by any Party, nor may any Party delegate any obligations hereunder, without the written consent of the other Parties hereto or thereto.

10.7     Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement unless otherwise specified.

10.8     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity in such jurisdictions without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21

10.9     Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.10     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of California applicable to agreements made and to be performed entirely within such state. The Parties hereby agree that any action, suit, arbitration or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement shall be conducted only in Orange County, California, and each Party hereby irrevocably consents and submits to the personal jurisdiction of and venue in the state and federal courts serving Orange County, California in any legal action, equitable suit or other proceeding arising out of or related to this Agreement or any document referenced in this Agreement.

10.11     Headings; Gender and Person. The headings herein are for reference only and shall not affect the interpretation of this Agreement. Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

10.12     Time is of the Essence. Time is of the essence of this Agreement, it being understood that the time for performance of each obligation, including, without limitation, the Closing Deadline, has been the subject of negotiation by the Parties.

10.13     Tender. Submission of this Agreement for examination, even though executed by Buyer, shall not bind Seller in any manner and no obligation on the part of Seller shall arise unless and until this Agreement is executed and delivered by Seller to Buyer.

10.14      Confidentiality. Neither Party shall make a public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other Party.

10.15      Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in Orange County, California. As used herein, “business day” means any day that is not a Saturday, Sunday or legal holiday for national banks in Orange County, California.

22

10.16     No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Without limiting the generality of the foregoing, no provision in this Agreement shall create any third party beneficiary.

10.17     Mutual Drafting. The Parties hereto are sophisticated and have been represented by lawyers throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and, therefore, the Parties hereby waive their effects.

10.18     Further Assurances. Each Party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

[Signature Page follows]

23

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:		BUYER:

MAX COMMUNICATING RESOURCES, INC., a California corporation		The Place Media, LLC, a Nevada limited liability company

By:	/s/ Michael Maxsenti	By:	/s/ Glen W. Carnes
	Michael Maxsenti, President		Glen W. Carnes,
Chief Executive Officer

24